Exhibit 21.1
SUBSIDIARIES OF DCP MIDSTREAM PARTNERS, LP

Entity	Jurisdiction of Organization
Associated Louisiana Intrastate Pipe Line, LLC	Delaware
DCP Assets Holdings GP, LLC	Delaware
DCP Assets Holding, LP	Delaware
DCP Black Lake Holding, LP	Delaware
DCP Intrastate Pipeline, LLC	Delaware
DCP Midstream Operating, LLC	Delaware
DCP Midstream Operating, LP	Delaware
Gas Supply Resources LLC	Delaware
GSRI Transportation LLC	Delaware
Pelico Pipeline, LLC	Delaware
Pine Tree Propane Limited Liability Company	Delaware
Wilbreeze Pipeline, LP	Delaware